 Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statements on Form S-8 (Reg. Nos. 333-12087, 333-68637, 333-94111, 333-42210, 333-56274, 333-90504 and 333-116740) pertaining to the 1993 Stock Option Plan, the 1996 Equity Incentive Plan, the 1996 Non-Employee Directors’ Stock Option Plan, the 1997 Employee Stock Purchase Plan, the 2000 Equity Incentive Plan and the 2006 Equity Incentive Plan, and Registration Statement on Form S-3 (Reg. No. 333-144153) and in the related Prospectus of Avigen, Inc. of our reports dated March 14, 2006, with respect to the 2005 financial statements of Avigen, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ ERNST & YOUNG LLP

Palo Alto, California
March 13, 2009